Exhibit J
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders of FaithShares Trust:
We consent to the use of our report dated October 8, 2010, with respect to the financial statements of the FaithShares Baptist Values Fund ETF, FaithShares Catholic Values Fund ETF, FaithShares Christian Values Fund ETF, FaithShares Lutheran Values Fund ETF and FaithShares Methodist Values Fund ETF (each a “Fund” and collectively the “Funds”) as of and for the period from inception (December 8, 2009 and December 14, 2009, as applicable) through July 31, 2010, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and in the introduction to and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement.
Our report dated October 8, 2010 contains an explanatory paragraph that states that the Funds have a unified fee arrangement and are dependent on the operations of the Funds’ investment adviser, FaithShares Advisors, LLC, to pay all operating expenses of the Funds. FaithShares Advisors, LLC is experiencing financial challenges and seeking additional sources of financing, which raises substantial doubt about the Funds’ ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 29, 2010